Exhibit 99

OMI Corporation Reports 2006 Fourth Quarter Results and Record 2006 Year


    STAMFORD, Conn.--(BUSINESS WIRE)--Feb. 19, 2007--OMI Corporation
(NYSE:OMM):

    Highlights

    -- Fourth quarter Net Income was $61.5 million or $0.97 basic Earnings Per Share ("EPS") and $0.96 diluted EPS. Fourth quarter gain on disposal of two product carriers was $30.3 million or $0.48 basic EPS and $0.47 diluted EPS.

    -- We currently have approximately $758 million in contracted revenue, including $631 million in time charter revenue contracts (excluding any potential profit sharing) for the period from January 2007 to May 2012 and $127 million in synthetic time charter revenue from January 2007 through September 2009.

    -- In December 2006, we contracted with a shipyard to build 2 handysize product carriers for approximately $45.7 million each. Estimated delivery dates for these vessels are in the first quarter of 2009.

    -- Two vessels were sold in the first quarter of 2007, both of which were held for sale at December 31, 2006. One vessel was delivered in February 2007 for a gain of approximately $16.1 million; the other vessel was sold and leased back in February 2007 for a gain of approximately $19.5 million that will be amortized over the three year lease.

    -- In January 2007, a product carrier was contracted to be sold. The gain on sale of approximately $13.9 million will be recorded when the vessel is delivered, currently scheduled for March.

    -- During the fourth quarter, the Board of Directors ("BOD") declared a quarterly dividend of $0.14 per share, which was a 12% increase from the prior quarterly dividend. The dividend was paid in January.

    -- In February 2007, the BOD declared a quarterly dividend of $0.15 per share, which will be paid in March 2007.

    -- In November 2006, the BOD authorized $140 million for the additional repurchase of common stock.

    -- During the fourth quarter of 2006, we repurchased and retired 4,235,000 shares of common stock, aggregating $93.4 million, and so far during the first quarter of 2007, we repurchased and retired 540,000 shares aggregating $11.2 million.

    OMI Corporation (NYSE: OMM), a major international tanker owner and operator today reported Net Income of $61,453,000 or $0.97 basic EPS and $0.96 diluted EPS for the fourth quarter ended December 31, 2006, which included the Gain on the Disposal of Vessels of $30,283,000 or $0.48 basic EPS and $0.47 diluted EPS, compared to Net Income of $112,641,000 or $1.53 basic and diluted EPS for the fourth quarter ended December 31, 2005, which included the Gain on the Disposal of Vessels of $55,091,000 and the Gain on Extinguishment of Notes of $1,861,000, aggregating $56,952,000 or $0.77 basic and diluted EPS.

    For the twelve months ended December 31, 2006, record Net Income was $306,558,000 or $4.54 basic and diluted EPS, which included the Gain on the Disposal of Vessels of $108,321,000 or $1.60 basic and diluted EPS, compared to the previous record Net Income of $275,169,000 or $3.39 basic and diluted EPS for the twelve months ended December 31, 2005, which included the Gain on the Disposal of Vessels of $57,965,000 and the Gain on Extinguishment of Notes of $4,672,000, aggregating $62,637,000 or $0.77 basic and diluted EPS.

    Revenue of $161,295,000 for the fourth quarter ended December 31, 2006 decreased $27,952,000 or 15% compared to revenue of $189,247,000 for the fourth quarter ended December 31, 2005. Revenue decreased in the fourth quarter of 2006 as a result of decreases in spot rates in both the Suezmax and product carrier fleets and lower revenue from vessels that began new time charter contracts in 2006 at rates that were lower than the spot rates earned in 2005. Revenue of $718,907,000 for the year ended December 31, 2006 increased $66,540,000 or 10% compared to revenue of $652,367,000 for the year ended December 31, 2005. Revenue increased in 2006 over 2005 based on the average increase in rates in the 2006 year in both the Suezmax and product carrier fleets, in addition to, increased revenue for the product carrier fleet due to more operating days from vessels acquired.

    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer commented that, "We are pleased to report a strong fourth quarter, and record net income and earnings per share for 2006.

    During the fourth quarter, we continued to strengthen our balance sheet by reducing indebtedness (our year-end debt-to-total capitalization was 41% and our net debt-to-total capitalization was 33%, our lowest ever), increase our long-term contract revenue (now at nearly $760 million), and sell vessels to capture substantial profits."

    RECENT ACTIVITIES AND FOURTH QUARTER HIGHLIGHTS

    DISPOSITION OF VESSELS:

    -- In October 2006, we sold a 1999 built handysize product tanker, the ISERE, for a net sales price of approximately
        $35.1 million and recognized a gain of approximately $13.5 million.

    -- In October 2006, we agreed to sell 4 product carriers (2 of which are to be chartered back) for a sales price aggregating approximately $180 million. All 4 vessels are operating in the Libra Pool, a new pool for product carriers that is wholly owned by OMI. Details of the vessel sales are as follows:

            (1) In November, the RUBY was sold and chartered back
                (renamed KING EDWARD); the gain on sale of $11.7 million was deferred and is being amortized over the three year charter period.
            (2) In December, we sold the MARNE (renamed KING EVEREST)
                and recognized a gain on sale of approximately $16.6 million.
            (3) In February 2007, the GANGES (renamed KING ERNEST),
                which was held for sale at December 31, 2006, was sold and chartered back; the gain on sale of approximately $19.5 million was deferred and is being amortized over the three year charter period.
            (4) In February 2007, we sold the ASHLEY (renamed KING
                ERIC), which was held for sale at December 31, 2006, and recognized a gain of approximately $16.1 million upon delivery.

    -- In March 2007, a 1999 built handysize product tanker, the SEINE, will be sold for a net sales price of approximately $35 million. The new owner will assume the time charter commitment that expires in August 2008. The gain of approximately $13.9 million will be recorded upon delivery.

    VESSEL SPOT PERFORMANCE:

----------------------------------------------------------------------
                            Daily TCE Rate
----------------------------------------------------------------------
                       For the Three           For the Twelve
                        Months Ended             Months Ended
                        December 31,  Percent    December 31,  Percent
   Vessels on Spot     2006    2005   Change    2006    2005   Change
----------------------------------------------------------------------
Crude                 $45,580 $56,555  -19%    $50,977 $48,060   6%
----------------------------------------------------------------------
Clean                 $22,718 $29,233  -22%    $27,111 $26,973   1%
----------------------------------------------------------------------

    -- In the fourth quarter of 2006, the average TCE rates for OMI's crude (Suezmax) fleet and clean (product carrier) fleet were lower than the fourth quarter of 2005 average TCE rates due to reduced oil demand growth resulting from warmer temperatures in the Northern Hemisphere and higher inventory levels than the fourth quarter last year (see Market Overview section).

    FINANCIAL:

    (Note: For more detailed information refer to the Liquidity and Capital Expenditures section.)

    -- During 2006, OMI repurchased and retired 9,658,000 shares of common stock at an average of $20.25 per share aggregating approximately $195.5 million. In November 2006, the BOD increased management's authority to purchase the Company's stock by $140 million to $169 million. In the first quarter of 2007 (to the date of this release), 540,000 shares were repurchased at an average price of $20.77 per share aggregating $11.2 million. We have approximately $143 million of authority remaining for stock repurchases. OMI currently has 61,984,100 shares outstanding.

    -- In November 2006, the BOD increased the quarterly dividend by 12% and declared a dividend of $0.14 per share to shareholders of record on December 28, 2006. The dividend of $8.8 million was paid on January 8, 2007, and in 2006 we have paid total dividends of $0.405 per share. When the October dividend was paid, the conversion ratio and conversion price for our 2.875% Convertible Notes ($144,044,000 currently outstanding) were adjusted, as per the agreement, because the dividend threshold of $0.28 per share was reached. The conversion ratio increased from 32.5355 to 32.7842 for each $1,000 bond, and the conversion price decreased from $30.74 to $30.50 per share, which is 44% above our stock price of $21.17 per share on December 31, 2006.

    MARKET OVERVIEW

    Suezmax Tanker Overview

    The tanker market continued to operate at a very profitable level in the fourth quarter of 2006, notwithstanding an increase in the world tanker fleet. However, the average spot TCE rate for Suezmax tankers in the West Africa to U.S. trade was lower than the preceding quarter and the rate prevailing in the same period of last year. This was the result of weaker oil demand growth, because of warm winter weather in the Northern hemisphere, and relatively high oil inventories which resulted in falling oil prices and oil production cuts by OPEC. Freight rates in the crude oil tanker market have continued at high levels thus far in the first quarter of 2007.

    The average OPEC oil production in the fourth quarter of 2006 totaled about 29.4 million barrels per day ("b/d"), about 0.8 million b/d lower compared to the preceding quarter and 0.4 million b/d below the level prevailing in the same quarter of last year. Almost all of the sequential quarterly decrease was from the long haul Middle East. This was due to OPEC's successful agreement to cut its oil production by 1.2 million b/d beginning on November 1, 2006, in an attempt to reverse a decrease in oil prices. Subsequently, OPEC has agreed to lower its oil production by an additional 0.5 million b/d from February 1, 2007.

    World oil demand in the fourth quarter of 2006 was about 1.0 million b/d higher than the preceding quarter and averaged 1.1 million b/d higher compared to the same period of last year. World oil demand in 2006 was about 0.8 million b/d, or 1.0% higher than in 2005. The moderate world oil demand growth in 2006 was the result of high average oil prices due to low spare oil production capacity and on-going geopolitical risks.

    Total preliminary commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of 2006 were about 35 million barrels, or 1.6% higher than the year earlier level, and 3.5% above the average of the last five years. At the same time, crude oil inventories were 4.0% and petroleum products inventories were 3.3% higher than the average of the last five years, respectively.

    The world tanker fleet totaled 345.4 million dwt at the end of 2006, up by about 20.4 million dwt or 6.3% from the year-end 2005 level. The total tanker fleet includes 45.8 million dwt Suezmaxes, excluding shuttle and U.S. flag Suezmaxes, up by 7.5% from the year-end 2005 level.

    The tanker orderbook totaled about 129.0 million dwt, or 37.3% of the existing fleet at the end of 2006. Approximately 30.7 million dwt are for delivery in 2007, 35.3 million dwt in 2008, 45.6 million dwt in 2009, and most of the balance in 2010. The tanker orderbook includes 123 Suezmaxes of about 19.5 million dwt or 42.6% of the existing internationally trading Suezmax tanker fleet. Twenty-five Suezmaxes are for delivery in 2007, 22 in 2008, 61 in 2009 and the balance in 2010.

    At the end of 2006, approximately 30.4 million dwt or 8.8% of the total tanker fleet was 20 or more years old, including 9.9 million dwt or 2.9% of the fleet which was 25 or more years old. Furthermore, six Suezmaxes were 20 or more years old, including one which was 25 or more years old. Tanker sales for scrap and for Floating Production Storage Offloading ("FPSO") and heavy-lift vessel conversion totaled about 5.1 million dwt in 2006, including four VLCCs and nine Suezmaxes of which three were U.S. flag and two were shuttle tankers.

    The EU adopted tanker regulations which commenced on October 21, 2003. In response to the EU regulations, the IMO adopted new strict tanker regulations which commenced on April 5, 2005. At the end of 2006, there were about 91.7 million dwt of tankers or 26.5% of the total tanker fleet which will be affected by these regulations.

    Product Tanker Overview

    Freight rates in the product tanker market continued at high levels in the fourth quarter of 2006, though the average spot TCE for handysize product tankers in the Caribbean was below the preceding quarter rate and the rate prevailing in the same period of last year. The product tanker market strength was the result of continuous growth in the demand for oil and shortage of refinery capacity in consuming areas, notwithstanding an increase of the world product tanker fleet. Freight rates in the product tanker market have continued at high levels thus far in the first quarter of 2007.

    The world product tanker fleet, (which ranges from small 10,000 dwt product carriers to larger than 100,000 dwt for coated Aframax tankers) totaled about 83.2 million dwt at the end of 2006, up by about 10.9% from the year-end 2005 level. The total product tanker fleet includes about 45.7 million dwt handysize and handymax product tankers, up by 8.6% from the year-end 2005 level.

    The product tanker orderbook for delivery over the next few years totaled about 40.5 million dwt, or about 48.7% of the existing product tanker fleet at the end of 2006. Approximately 12.6 million dwt are for delivery in 2007, 13.1 million dwt in 2008 and most of the balance in 2009. At the end of 2006, approximately 13.4 million dwt or 16.1% of the existing fleet was 20 or more years old.

    The orderbook for handysize and handymax product tankers at the end of 2006 totaled about 15.0 million dwt or 32.8% of the existing handysize and handymax product tanker fleet. Approximately 5.7 million dwt are for delivery in 2007, 5.2 million dwt in 2008 and most of the balance in 2009.

    Total preliminary commercial inventories of oil products in the United States, Western Europe and Japan at the end of 2006 were 43 million barrels or 3.1% higher than the same time a year ago, and 3.3% above the average of the last five years. At the same time, inventories of middle distillates, the seasonal product, in these areas were 3.1% and 4.7% higher than last year and the last five years average, respectively.

    FLEET SUMMARY

    Our fleet is concentrated into two vessel types: Suezmax tankers ("crude" vessels), which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. At December 31, 2006, our fleet comprised 46 vessels, including the ASHLEY which was sold in February and the SEINE, which is scheduled to be delivered in March 2007 and excluding the vessels from the other participants in our wholly owned Gemini and Libra Pools. We charter-in 9 vessels, 6 Suezmax tankers and 3 product carriers (See Exhibit 1 for OMI's Fleet Report by vessel).

    The following table of OMI's fleet includes wholly owned and chartered-in vessels at December 31, 2006 and revenue days for the fourth quarter:

                                                               Total
             Number    Number   Number of   Number    Total    Number
                of      of        Vessels      of     Number     of
              Vessels   Revenue  Chartered-  Revenue    of     Revenue
               Owned    Days         In       Days    Vessels   Days
             -------- --------- ----------- -------- -------- --------
Suezmaxes -
 Spot(a),(b)       4       365           3      275        7      640
Suezmaxes -
 TC(c)             3       276           3      276        6      552
Product
 Carriers -
 Spot(d)           2       304           1       43        3      347
Product
 Carriers -
 TC               28     2,503           2      184       30    2,687
             -------- --------- ----------- -------- -------- --------
Total             37     3,448           9      778       46    4,226
             -------- --------- ----------- -------- -------- --------

(a) Excludes 7 vessels owned by other pool participants that operate in the Gemini Suezmax Pool.
(b) We had 4 Synthetic time charters which reduce our exposure to the spot market for 368 days and were included in time charter revenue.
(c) Two of the owned Suezmaxes (ADAIR and INGEBORG) on time charter are part of the Gemini Suezmax Pool.
(d) Excludes 1 vessel owned by another pool participant that operates in the Libra product carrier pool.

    FINANCIAL INFORMATION

    The following table summarizes OMI Corporation's results of operations for the three and twelve months ended December 31, 2006 compared to the three and twelve months ended December 31, 2005.

RESULTS OF OPERATIONS
-------------------------
(In thousands, except per share data)

                           For the Three Months  For the Twelve Months
                            Ended December 31,    Ended December 31,
                             2006       2005        2006       2005
                           ---------- ---------  ----------- ---------
Voyage and time charter
 revenue                   $ 160,345  $188,754   $  715,645  $650,848
Voyage expense                30,673    40,480      139,550   136,743
                           ---------- ---------  ----------- ---------
Time charter equivalent
 revenue                     129,672   148,274      576,095   514,105
Other revenue                    950       493        3,262     1,519
Vessel expense                25,804    23,635       93,386    89,115
Charter hire expense          42,846    30,348      158,120    72,782
Depreciation and
 amortization                 14,592    17,177       61,586    68,399
General and
 administrative                9,661    10,563       34,296    31,683
Gain on disposal of
 vessels(1),(2)              (30,283)  (55,091)    (108,321)  (57,965)
                           ---------- ---------  ----------- ---------
Operating income              68,002   122,135      340,290   311,610
                           ---------- ---------  ----------- ---------

Gain on purchase of
 Convertible Notes                 -     1,861            -     4,672
Interest expense              (9,334)  (11,853)     (41,938)  (43,739)
Interest income                1,962       440        5,279     1,225
Other(3)                         823        58        2,927     1,401
                           ---------- ---------  ----------- ---------
Net income                 $  61,453  $112,641   $  306,558  $275,169
                           ========== =========  =========== =========

Basic earnings per common
 share                     $    0.97  $   1.53   $     4.54  $   3.39
Diluted earnings per
 common share              $    0.96  $   1.53   $     4.54  $   3.39

Weighted average shares
 outstanding-basic            63,652    73,531       67,540    81,112
Weighted average shares
 outstanding-diluted          63,684    73,588       67,592    81,177

(1) The Gain on disposal of vessels of $30,283,000 for the three months ended December 31, 2006 resulted from the sale of 2 product carriers in October and December. The Gain on disposal of vessels of $108,321,000 for the twelve months ended December 31, 2006 resulted from the sale of 5 vessels, 3 Suezmax vessels in April, May and June and the 2 product carriers in the fourth quarter.
(2) The Gain on disposal of vessels of $55,091,000 for the three months ended December 31, 2005 resulted from the disposal of 2 Suezmax vessels built in 1998. The Gain on disposal of vessels for the twelve months ended December 31, 2005 of $57,965,000 resulted from the disposal of 4 vessels, 2 in the fourth quarter and 2 non-double-hull handysize crude oil tankers in the first quarter.
(3) Other includes realized gain on freight forward agreements aggregating $2,614,000 for the three months and $2,489,000 for the twelve months ended December 31, 2006 and unrealized loss of $1,494,000 for the three months and unrealized gain of $605,000 for the twelve months ended December 31, 2006. Realized loss on freight forward agreements aggregating $697,000 for the three months and $1,174,000 for the twelve months ended December 31, 2005 and unrealized gain of $639,000 for the three months and unrealized loss of $227,000 for the twelve months ended December 31, 2005.

    Time Charter Equivalent Revenue ("TCE")

    OMI operates vessels on either voyage (or "spot") charters and on time charters ("TC"). TCE revenue comprises revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. Time charter revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year.

    At December 31, 2006 (excluding the 2 product carriers sold in February and scheduled to be sold in March 2007):

    -- 65% of our fleet tonnage (or 35 vessels, 6 Suezmax vessels and 29 product carriers) operated on time charters (see Contracted Time Charter Revenue section) and

    -- 35% of our fleet tonnage (or 9 vessels, 7 Suezmax vessels and 2 product carriers) operated in the spot market.

    We currently have the equivalent of 3.75 Suezmax synthetic time charters (including a recent contract for one year beginning January 2007 for 1/4 of a Suezmax vessel) which reduces our exposure to the spot market for Suezmaxes from 7 to 3.25 vessels. Synthetic time charters are similar to time charters, as they mitigate the risk associated with the spot market.

    Revenue generated by time charters gives the Company the ability to cover certain fixed charges (vessel expenses and charter hire expenses for vessels on time charter, consolidated general and administrative expenses and interest expense). Of the vessels on time charter:

    -- 62% of our tonnage on TC (or 20 vessels, 4 Suezmax vessels and 16 product carriers) operated on fixed rate time charters and

    -- 38% of our tonnage on TC (or 15 vessels, 2 Suezmax vessels and 13 product carriers) operated on time charters with profit sharing arrangements, giving us the ability to benefit from strong spot markets. Our time charters with profit sharing arrangements have a floor rate. If earnings exceed that rate, we share in the profit above that rate equally. This enables us to benefit from strong tanker markets while protecting our downside.

    Three Months Ended December 31, 2006 vs. Three Months Ended
December 31, 2005

    The Company earned TCE revenue of $129,672,000 for the three months ended December 31, 2006 and $148,274,000 for the three months ended December 31, 2005, which is a reduction of $18,602,000 or 13%. During the three months ended December 31, 2006, 36% or $47,215,000 of our TCE revenue was earned by vessels operating in the spot market, and 64% or $82,457,000 of our TCE revenue was earned by vessels operating on TC. During the three months ended December 31, 2005, 74% or $110,399,000 of our TCE revenue was earned by vessels operating in the spot market, and 26% or $37,875,000 of our TCE revenue was earned by vessels operating on TC.

    The following table illustrates the TCE revenue fluctuation for the three months ended December 31, 2006 compared to the three months ended December 31, 2005:

                   TCE Revenue                  % Increase  Increase
              For the Three Months              (Decrease) (Decrease)
                Ended December 31,   Increase   Daily TCE   Operating
                 2006       2005     (Decrease)    Rate        Days
              ----------- --------- ----------------------------------
TCE Revenue
 for Vessels           (In thousands)
 on Spot
 Charters:
--------------
Crude Fleet     $ 38,778  $ 89,055    $(50,277)       -19%       (726)
Clean Fleet        8,437    21,344     (12,907)       -22%       (359)
              ----------- --------- -----------            -----------
Total           $ 47,215  $110,399    $(63,184)                (1,085)
              =========== ========= ===========            ===========

TCE Revenue
 for Vessels
 on Time
 Charters:
--------------
Crude Fleet     $ 33,506  $  5,798    $ 27,708         22%        725
Clean Fleet       48,951    32,077      16,874         14%        682
              ----------- --------- -----------            -----------
Total           $ 82,457  $ 37,875    $ 44,582                  1,407
              =========== ========= ===========            ===========

Total           $129,672  $148,274    $(18,602)                   322
              ---------------------------------            ===========

    During the three months ended December 31, 2006, the $18,602,000 decrease in TCE revenue was attributed to vessels operating on spot charters which decreased revenue by $63,184,000 offset by increases of $44,582,000 for vessels operating on time charters.

    The decrease of $63,184,000 in TCE revenue for vessels operating on spot charters was due to a decrease of $50,277,000 in the crude fleet and $12,907,000 in the clean fleet.

    The decreases from the crude fleet were primarily from:

    -- a 19% decrease in spot charter daily TCE rates in 2006 (see Market Overview section for explanations of rate fluctuations),

    -- 479 fewer days in 2006 due to vessels that began operating on 6 time charter contracts; 2 of the contracts with profit sharing arrangements began in 2005 and were replaced by 2 more vessels that were operating in the spot market when the original vessels contracted were sold in November 2005 and April 2006,

    -- 368 fewer days relating to the equivalent of 4 Suezmax vessels in the spot market that were hedged by synthetic time charter contracts, which are included with vessels on time charter, and

    -- 102 fewer days primarily from 3 vessels sold; 2 of which entered the Gemini pool, the third was chartered back to OMI and returned to the Gemini pool.

    -- The decrease in the number of days OMI's Suezmax vessels operated on spot charters were offset by increases in the number of days (223 more) from 4 more pool member vessels (non-OMI vessels) operating in the Gemini pool during the 2006 period.

    The decreases from the clean fleet were primarily from:

    -- A 22% decrease in the spot charter daily TCE rates in 2006 period (see Market Overview section for explanations of rate fluctuations).

    -- 384 fewer operating days primarily for vessels that left the spot market and began operating on time charter contracts.

    -- Decreases were offset by 25 days of revenue from a new vessel in the Libra pool.

    The increase of $44,582,000 in TCE revenue for vessels operating on time charters was due to increases of $27,708,000 in the crude fleet and $16,874,000 in the clean fleet.

    The increases in the crude fleet were primarily from:

    -- 22% higher average TCE rate for vessels operating on time charter because of new time charters at higher rates, an average of approximately $36,085 per day in 2006, in addition to, the average synthetic time charter rate of $40,600 a day in 2006 compared to the average TC rate in 2005 of $29,795 per day,

    -- 357 days primarily from new time charters (net of the decrease from 2 vessels sold in 2005 and 2006) and

    --  368 more days relating to synthetic time charter contracts.

    The increases in the clean fleet were primarily from:

    -- 14% higher average TCE rate for vessels operating on time charters because of new or extended time charters at higher rates, at an average of approximately $20,336 per day in 2006 compared to the average TC rate in 2005 of $15,999 per day,

    --  448 more days from 5 vessels acquired in 2006 and

    -- 234 days primarily from new time charters for vessels previously operating on spot charters in the 2005 period.

    Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

    Twelve Months Ended December 31, 2006 vs. Twelve Months Ended
December 31, 2005

    The Company earned TCE revenue of $576,095,000 for the twelve months ended December 31, 2006 and $514,105,000 for the twelve months ended December 31, 2005, which is an increase of $61,990,000 or 12%. During the twelve months ended December 31, 2006, 51% or $294,588,000 of our TCE revenue was earned by vessels operating in the spot market and 49% or $281,507,000 of our TCE revenue was earned by vessels operating on TC. During the twelve months ended December 31, 2005, 73% or $377,486,000 of our TCE revenue was earned by vessels operating in the spot market and 27% or $136,619,000 of our TCE revenue was earned by vessels operating on TC.

    The following table illustrates the TCE revenue fluctuation for the twelve months ended December 31, 2006 compared to the twelve months ended December 31, 2005:

                   TCE Revenue                   Increase    Increase
              For the Twelve Months             (Decrease)  (Decrease)
                Ended December 31,   Increase      TCE      Operating
                 2006       2005     (Decrease)    Rate        Days
              ----------- --------- ----------------------------------
TCE Revenue
 for Vessels           (In thousands)
 on Spot
 Charters:
--------------
Crude Fleet     $247,756  $292,796    $(45,040)         6%     (1,214)
Clean Fleet       46,832    84,690     (37,858)         1%     (1,408)
              ----------- --------- -----------             ----------
Total           $294,588  $377,486    $(82,898)                (2,622)
              =========== ========= ===========             ==========

TCE Revenue
 for Vessels
 on Time
 Charters:
--------------
Crude Fleet     $ 80,290  $ 13,660    $ 66,630         25%      1,649
Clean Fleet      201,217   122,959      78,258         12%      3,283
              ----------- --------- -----------             ----------
Total           $281,507  $136,619    $144,888                  4,932
              =========== ========= ===========             ==========

Total           $576,095  $514,105    $ 61,990                  2,310
              ---------------------------------             ==========

    During the twelve months ended December 31, 2006, the $61,990,000 increase in TCE revenue was attributed to vessels operating on time charters which increased revenue by $144,888,000 offset by decreases of $82,898,000 for vessels operating on spot charters.

    The increase of $144,888,000 in time charter revenue was due to an increase of $78,258,000 in the clean fleet and $66,630,000 in the crude fleet.

    The increases in the clean fleet were primarily from:

    -- A 12% increase in time charter TCE rates because of new or extended time charters at higher rates, at an average of approximately $19,298 per day in 2006 compared to the average TC rate in 2005 of $17,212 per day,

    --  1,248 days from 5 vessels acquired in 2006,

    --  563 days from 5 vessels acquired in 2005 and

    -- 1,472 days primarily from new time charters for vessels previously operating on spot charters in the 2005 period.

    The increases in the crude fleet resulted primarily from:

    -- 25% increase in time charter TCE rates because of new time charters at higher rates, the average 2006 TC rate was $37,073 per day, which includes the average of approximately $36,085 per day for vessels on TC and the average synthetic time charter rate of $40,770 per day, compared to the average TC rate in 2005 of $29,721 per day,

    -- 827 days primarily from new time charters (net of the decrease from 2 vessels sold in 2005 and 2006),

    --  644 more days relating to synthetic time charter contracts and

    -- 178 days primarily from 2 vessels chartered-in during June and September 2005.

    The decreases of $82,898,000 in TCE revenue for vessels operating on spot charters were due to a decrease of $45,040,000 in the crude fleet and $37,858,000 in the clean fleet.

    The decreases in the crude fleet were primarily from:

    -- 975 days from 6 vessels sold (4 in 2006 and 2 in 2005); 2 from 2006 began operating as pool participant vessels in the Gemini pool, and the other 2 from 2006 were chartered back to OMI and also operate in the Gemini pool,

    -- 752 days in 2006 due to vessels that began operating on 6 time charter contracts; 2 of the contracts with profit sharing arrangements began in 2005 and had profit sharing of $4,471,000 in 2006 and

    -- 644 fewer days relating to the equivalent of 3.75 Suezmax vessels in the spot market that were hedged by synthetic time charter contracts, and therefore are included with vessels on time charter.

    Decreases were partially offset by an increase of 1,157 days from 4 more pool participant member vessels (not owned by OMI) operating in the Gemini pool during the 2006 period and a 6% increase in daily spot charter TCE in 2006 (see Market Overview section for explanations of rate fluctuations).

    The decreases from the clean fleet were primarily from:

    -- 1,433 days for vessels that left the spot market and began operating on time charter contracts.

    Decreases were offset by revenue from 25 days of revenue from a new vessel in the Libra pool.

    Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

    Operating Expenses

    Vessel expenses increased $2,169,000 for the three months and $4,271,000 for the twelve months ended December 31, 2006 compared to the three and twelve months ended December 31, 2005. Increases in vessel expenses during the fourth quarter of 2006 were primarily attributable to the vessels acquired in the clean fleet (5 vessels during 2006 and 5 vessels during 2005) offset by decreases in vessel expense for 6 Suezmax vessels sold (4 in 2006 and 2 in 2005) and 3 product carriers sold in 2006. The Suezmax average daily vessel expense was lower in the three months and twelve months ended December 31, 2006 compared to 2005. The decrease during the 2006 periods were primarily related to storing requirements in each year (spare parts and supplies) in addition to the higher lube oil expenses in 2005. The clean fleet's average daily vessel expense was approximately 7% higher in the three months and 3% higher in the twelve months ended December 31, 2006 compared to 2005. The clean fleet's increase in 2006 was primarily for additional stores and supplies, repairs on 3 vessels that were drydocked this year and miscellaneous expenses. The clean fleet vessel expenses also includes additional legal fees related to the loss of an arbitration in the fourth quarter of 2006 aggregating approximately $2,700,000 and $3,800,000 for the three months and twelve months ended December 31, 2006, respectively, see Clean Fleet section. (The additional charge was excluded from the average daily vessel expense for the clean fleet to better compare the fluctuations in the other routine expenses.)

    Charter hire expense increased $12,498,000 for the three months and $85,338,000 for the twelve months ended December 31, 2006 compared to the three and twelve months ended December 30, 2005. Increases in charter hire expense of $7,577,000 for the three months and $28,528,000 for the twelve months ended December 31, 2006 were primarily the result of chartering in 7 additional vessels, 2 in 2005 (the CAPE BASTIA and the CAPE BONNY) and 5 in 2006 (the OTTAWA, TAMAR, CAPE BANTRY, HS ALCINA and KING EDWARD). Additional increases in charter hire expense of $4,921,000 for the three months and $56,810,000 for the twelve months ended December 31, 2006 were attributable primarily to increases in pool charter hire expense in the Gemini Pool resulting from 4 vessels that were added to the pool, 2 in 2005 and 2 in 2006 and an increase of $485,000 for the Libra product carrier pool which started in November 2006 (see Note below for discussion of Gemini and Libra).

    Note: Gemini Tankers LLC ("Gemini"), a wholly owned subsidiary of OMI, began operating in December 2003. Gemini is a pool for double hull Suezmax vessels. As of December 31, 2006, there were 16 Suezmax vessels (9 from OMI and 7 from other pool members) operating in the Gemini pool. Libra Shipping LLC ("Libra") is also a wholly owned subsidiary of OMI that began operating in November 2006. Libra is a pool for double hull product carrier vessels. As of December 31, 2006, there were 2 product carriers (1 from OMI and 1 from another pool member) operating in the Libra pool. The earnings of the pools are allocated to the pool members using an agreed upon formula. The gross revenues of Gemini and Libra are reflected in OMI's consolidated revenues, and the charter hire expense for the other participants' vessels are included in OMI's consolidated charter hire expense.

    Depreciation and amortization expense decreased $2,585,000 for the three months and $6,813,000 for the twelve months ended December 31, 2006 compared to the three and twelve months ended December 31, 2005. The decrease in depreciation expense was primarily due to the disposal of 6 Suezmax vessels (4 in 2006 and 2 in 2005) and 3 product carriers in 2006. Decreases in depreciation expense were partially offset by additional expense for 10 product carriers acquired (5 in 2006 and 5 in 2005).

    General and administrative expense decreased $902,000 for the three months and increased $2,613,000 for the twelve months ended December 31, 2006 compared to the three and twelve months ended December 31, 2005. The increase for the twelve months ended December 31, 2006 primarily resulted from higher compensation and employee benefits expense including increases in non-cash expense from amortization of restricted stock awards from 2005 and 2006 grants.

    LIQUIDITY AND CAPITAL EXPENDITURES

    At December 31, 2006, we had Cash and cash equivalents of $156,611,000 and Marketable securities (short-term auction bonds) of $26,700,000. During the twelve months ended December 31, 2006, we received net proceeds of $499,754,000 from the disposal of 9 vessels, repaid $347,904,000 in debt ($321,216,000 of which was unscheduled repayments) and spent $118,332,000 for capital expenditures, primarily for the final payments for the acquisition of 5 vessels under construction. We also paid cash dividends of $27,868,000 and bought back $195,532,000 of the Company's common stock.

    Our debt to total capitalization ratio (debt and stockholders' equity) at December 31, 2006 was 41% and net debt (total debt less cash, cash equivalents and marketable securities) to total net capitalization (total capitalization less cash, cash equivalents and marketable securities) was 33%. As of February 16, 2007, we have approximately $719,341,000 in available liquidity (including cash, cash equivalents, marketable securities and undrawn lines of credit).

    We expect to use cash from operations or undrawn balances available to us through our revolving credit facilities to finance future capital expenditures (including vessels under construction contracts), repurchase common stock under current authorized programs and repay debt at opportunistic times. See below 2007 expenditures for vessels and drydock for additional expected cash flow requirements in 2007 and thereafter.

    2007 Capital Expenditures

    Projected Expenditures for Vessels Under Construction Contracts

    In December 2006, we signed an agreement to build two handysize (ice class 1A) product carriers with a shipyard, estimated to be delivered in the first quarter of 2009. The aggregate contract cost for the vessels is $91,300,000. The initial payment of $9,130,000 was made in January 2007. The remaining installments and final payments are scheduled as follows; an additional $9,130,000 in June 2007, $13,695,000 in 2008 and $59,345,000 in 2009.

    Projected Expenditures for Drydock

    OMI evaluates its vessels to determine if a drydock, special survey, both a drydock combined with a special survey or a postponement is appropriate for each vessel. We have vessels inspected and evaluated regularly in anticipation of a drydock during the year. Currently, we plan to drydock approximately 10 vessels in 2007 with an aggregate cost to be approximately $9,300,000. We project that the vessels will incur approximately 220 off-hire days in aggregate.

    The following is a breakdown by quarter of the projected drydocks for 2007, as well as the estimated drydock cost (in thousands) and off-hire by vessel segment and charter type (spot or TC):

          1st Quarter     2nd Quarter    3rd Quarter     4th Quarter

         Off-            Off-           Off-            Off-
         hire Projected  hire Projected hire Projected  hire Projected
         Days   Costs    Days   Costs   Days   Costs    Days   Costs
        --------------------------------------------------------------
Crude
 Fleet:
Suezmax
 -spot     -         -     -         -   50  $  2,500    25  $  1,200
Suezmax
 -TC       -         -     -         -    -         -    25     1,200
Clean
 Fleet:
Products
 -TC      40  $  3,000    20  $    350   20       350    40       700
        --------------- ------------------------------ ---------------
Total     40  $  3,000    20  $    350   70  $  2,850    90  $  3,100
        =============== ============================== ===============

    Contracted Time Charter Revenue

    The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, actual profit sharing for 11 vessels aggregating approximately $23.9 million earned during the year ended December 31, 2006 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks.

    The following table reflects our current contracted time charter revenue through 2012, including synthetic time charter contracts:

                            Actual
                             2006    2007    2008    2009   2010-2012
                            ------- ------- ------- ------- ----------
(In millions)
TC Revenue                  $284.0  $303.9  $245.3  $135.5      $73.7
Number of Vessels (a)           36      32      21      10         (b)
Vessels with
Profit Sharing (a)              15      13       9       4          -
Vessels related to
 synthetic TC's               3.75    3.75     3.5       -          -

    (a) Number of vessels at the end of each year assuming no additional extensions or new charters.

    (b) The remaining charters expire as follows: 8 charters, 2 with profit sharing, will expire in 2010 and 2 charters with profit sharing will expire in 2012.

    We recognize profit sharing, if any, for each vessel with a profit sharing provision in the time charter contract when the minimum threshold is met, which is the minimum charter hire revenue.
Historically, we have recognized profit sharing on or about the anniversary of each time charter contract. The table below reflects the number of vessels for which we recorded profit sharing in 2006 and expect to record profit sharing in future years, by quarter:

                                       Actual
                                        2006  2007  2008   2009  2010
                                       ------ ----- ------ ----- -----

First Quarter                              1     3      3     1     0
Second Quarter                             5     7      6     6     3
Third Quarter                              4     4      4     2     1
Fourth Quarter                             1     1      0     0     0

                                       -------------------------------
                                          11    15     13     9     4
                                       ===============================

    ABOUT OMI

    OMI is a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 46 vessels (before the 2007 sale of vessels), approximately 3.5 million dwt, is the youngest large fleet of tankers in the world, with an average age at December 31, 2006 of approximately 3.3 years (see Note (1)), which is significantly lower than the industry average. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

    OMI trades on the New York Stock Exchange under the symbol "OMM."

    Note (1): All averages referring to vessel age in this release are weighted averages based on dwt and are calculated as of December 31, 2006. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line.

    EARNINGS CONFERENCE CALL

    OMI Corporation will hold an earnings conference call presentation on Tuesday, February 20, 2007 at 10:30 a.m. (Eastern Time). The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com, along with a slide presentation. A replay of the call will be available at 1:30 on February 20, 2007 at (888) 203-1112 for North America and (719)
457-0820 for International callers (Pass Code 5808432)

    OTHER FINANCIAL INFORMATION

    CONDENSED CONSOLIDATED BALANCE SHEETS

    The following are OMI's Condensed Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005:


CONDENSED CONSOLIDATED
------------------------------------------
BALANCE SHEETS
------------------------------------------  December 31,  December 31,
(In thousands)                                  2006          2005
                                            ------------  ------------


Cash, cash equivalents and
marketable securities                       $   183,311   $    42,297
Vessels held for sale                            53,181             -
Other current assets                             68,157        85,539
Vessels and other property-net                1,250,608     1,488,230
Construction in progress (newbuildings)               -        84,042
Other assets                                     34,115        27,935
                                            ------------  ------------
Total assets                                $ 1,589,372   $ 1,728,043
                                            ============  ============

Current portion of long-term debt(1)        $    20,286   $    34,491
Other current liabilities                        96,690        73,669
Long-term debt(1)                               573,964       861,376
Other liabilities                                57,154         3,571
Total stockholders' equity                      841,278       754,936
                                            ------------  ------------
Total liabilities and stockholders' equity  $ 1,589,372   $ 1,728,043
                                            ============  ============

    (1) As of December 31, 2006, the available undrawn balance under credit facilities was $463,214,000.

    RESULTS BY FLEET

    The following discussion of Operating Income includes TCE revenue less vessel expense, charter hire expense and depreciation and amortization, General and administrative ("G & A") expenses allocated to vessels and gain/loss on disposal of vessels for the crude and clean segments.

    Crude Fleet - Operating Income decreased $80,897,000 for the three months and $12,741,000 for the twelve months ended December 31, 2006 compared to the three and twelve months ended December 31, 2005. The net decrease in Operating Income during the three months ended December 31, 2006 was primarily due to the gain on disposal of vessels of $55,091,000 in 2005 from the sale of 2 vessels the PECOS and the SABINE. Other decreases in operating income were from a 19% decrease in the average daily TCE rates for vessels on spot in 2006 (see Market Overview), in addition to higher charter hire expense for 2 vessels that were chartered-in during April and August 2006. Decreases in TCE revenue were offset partially by a 22% increase in average daily TCE rates for time chartered vessels for new time charters that began in 2006 and profit sharing earned in 2006. The net decrease in Operating Income during the twelve months ended December 31, 2006 was primarily due to (1) the sale of 4 Suezmax vessels, 2 were chartered-back (and renamed HS ALCINA and CAPE BANTRY) which increased Non-Gemini charter hire expense and the other 2 entered the Gemini pool by the new owner, which increased Gemini pool charter hire expense subsequent to their sale dates in the second quarter (note: all 4 vessels sold continue to earn revenue in the Gemini Pool) and (2) lower TCE revenue for Suezmax vessels which had been operating on spot in 2005 that have been fixed by time charters and synthetic time charter contracts (equivalent to an average of 3.75 Suezmax vessels in the second half of 2006). The average daily TCE rate for the contracted synthetic time charters was higher than the average daily fixed charter hire expense rate for the 3 vessels on spot that are chartered -in. Decreases in operating income were partially offset by $23,126,000 higher gain on disposal of 3 vessels in 2006 compared to the gain on disposal of 2 vessels in 2005, 2 vessels earning profit sharing, new time charters, and higher rates for synthetic time charters compared to previous 2005 average time charter rates.

    The following table illustrates the crude fleet Operating Income by vessel type, Average Daily TCE, Number of TCE Revenue Days, Average Daily Vessel Expense and Average Number of Vessels Operated by the crude oil fleet for the three and twelve months ended December 31, 2006 compared to the three and twelve months ended December 31, 2005 (Note: Amounts for some vessels sold include the settlement of certain revenues and expenses, including insurance claims from prior years):


BREAKDOWN BY FLEET
-------------------------------
(In Thousands, Except Daily Rates & Expenses,
Number of Vessels and Number of Days)

                                  For the Three       For the Twelve
                                      Months              Months
                                Ended December 31,  Ended December 31,
CRUDE FLEET:                     2006      2005      2006      2005
---------------------------------------- --------- -------------------
Suezmaxes - On Spot and Time
 Charter:
TCE Revenue(1)
 Suezmaxes - On Spot            $38,727  $ 89,080  $247,703  $291,892
 Suezmaxes - On Time Charter
  (2),(3)                        33,506     5,798    80,290    13,660
                               --------- --------- --------- ---------
Total TCE Revenue                72,233    94,878   327,993   305,552
Vessel Expense                    4,234     7,610    19,453    32,544
Charter Hire Expense:
 Gemini Pool Charter Hire
  Expense                        24,828    21,034   101,854    47,986
 Non-Gemini Charter Hire
  Expense                        15,357     9,314    49,653    24,795
Depreciation and Amortization     4,564     7,075    20,128    30,842
G&A Allocated to Vessels          1,953     2,375     9,054     9,289
Gain on Disposal of Vessels        (179)  (55,091)  (78,217)  (55,091)
                               --------- --------- --------- ---------
Operating Income                $21,476  $102,561  $206,068  $215,187
                               ========= ========= ========= =========

-------------------------------------------------- -------------------
Suezmaxes - On Spot:
Average Daily TCE               $45,580  $ 56,555  $ 50,977  $ 48,060
Number of OMI TCE Revenue Days      272     1,221     2,724     5,095
Number of Pool Member TCE
 Revenue Days(1)                    577       354     2,135       978
-------------------------------------------------- -------------------
Suezmaxes - On Time Charter:
Average Daily TCE               $36,420  $ 29,795  $ 37,073  $ 29,721
Number of TCE Revenue Days(3)       920       195     2,166       460
-------------------------------------------------- -------------------
Suezmaxes - On Spot and Time
 Charter:
Average Daily Vessel Expense    $ 6,575  $  7,027  $  6,368  $  7,026
Average Daily Non-Gemini
 Charter Hire Expense           $27,821    25,310  $ 26,710  $ 24,120
Average Number of Wholly Owned
 Vessels                            7.0      11.7       8.4      12.7
Average Number of Time
 Chartered-In Vessels               6.0       4.0       5.1       2.8
Average Number of Pool Member
 Vessels                            7.0       3.8       6.0       2.7
-------------------------------------------------- -------------------
Crude Carriers Sold in Prior
 Years:(4)
TCE Revenue                     $    51  $    (25) $     53  $    904
Vessel Expense                      (13)       99       (72)       31
Depreciation and Amortization         -         -         -         -
Gain on Disposal of Vessels           -         -         -    (2,874)
                               --------- --------- --------- ---------
Operating Income (Loss)         $    64  $   (124) $    125  $  3,747
                               ========= ========= ========= =========

Average Daily TCE                   n/a       n/a       n/a  $ 15,801
Number of TCE Revenue Days          n/a       n/a       n/a        57

-------------------------------------------------- -------------------
Total Operating Income          $21,540  $102,437  $206,193  $218,934
                               ========= ========= ========= =========

    Note: Number of operating or TCE revenue days used to compute Average Daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average Daily Vessel Expenses are computed using the number of days in the period which OMI owned the vessel.

    (1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides additional meaningful information in conjunction with Revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses (except brokerage commissions), whereas under voyage charter contracts the shipowner pays the voyage expenses. TCE Revenue and Expenses includes revenue and expense generated by the Gemini Suezmax Pool. As of December 31, 2006, the Suezmax pool included 9 Suezmaxes from OMI and 7 Suezmaxes owned by the other pool members. As of December 31, 2005, the Suezmax pool included 12 Suezmaxes from OMI and 5 Suezmaxes owned by the other pool members (see Note (3) below). Includes the synthetic time charter revenues. The portion of contracted synthetic TC revenue related to vessels on spot is reflected as time charter revenue for Suezmaxes in the above table.

    (2) Includes the synthetic time charter revenues. The portion of contracted synthetic TC revenue related to vessels on spot is reflected as time charter revenue for Suezmaxes in the above table.

    (3) During 2006, 4 vessels previously operating in the spot market began operating on new time charters;1 in March for a three year period, 1 in May for a four year period and 2 in August 2006 for three year periods. During May 2005, 2 vessels began operating on seven year time charters with profit sharing. During November 2005 and April 2006, 2 Suezmaxes that were on TC were sold, and they were replaced by 2 Suezmaxes that previously operated in the spot market. During 2006, OMI recognized profit sharing revenue of approximately $4,471,000.

    (4) In January 2005, 2 handysize crude oil carriers were sold.

    Clean Fleet - Operating Income increased $26,610,000 for the three months and $44,801,000 for the twelve months ended December 31, 2006 compared to the three and twelve months ended December 31, 2005. The increases in Operating Income in the 2006 periods were primarily attributable to (1) the gain on disposal of 2 vessels in October and December 2006, (2) the increased number of operating days resulting from 5 vessels acquired in 2005 and 5 vessels in 2006 increasing operating days in 2006 in both the three and twelve months ended December 31, 2006, which was reduced by the vessel sold in October 2006 (the other 2 vessels sold in the fourth quarter of 2006 are operating in the Libra pool, and one of which was chartered back by
OMI), (3) increased profit sharing ($1,654,000 higher in the three months and $4,504,000 higher in the twelve months ended December 31,
2006) and (4) time charters at higher daily rates in 2006 compared to 2005 periods.

    Increases in Operating Income were partially offset by (1) lower TCE rates earned by vessels operating on spot charters in the fourth quarter of 2006 period only (see Market overview), (2) vessels that began new time charter contracts in 2006 at lower rates compared to average TCE rates earned in 2005 from operating on spot charters, (3) increases in charter hire expense for 2 vessels sold and bareboat chartered back in March 2006 (4) 1 vessel sold in November 2006 that was time chartered back and (5) increases in vessel expenses and depreciation expense (in the twelve month period) were primarily from vessels acquired (net of vessels sold) in 2005 and 2006.

    The clean fleet vessel expenses also increased by $5,557,000 and $17,037,000 for the three and twelve months ended December 31, 2006, respectively. The increase in vessel expenses was due to the acquisition of new vessels in 2006 and 2005 as well as legal fees and expenses from an unsuccessful claim in arbitration against an insurer of approximately $2,700,000 and $3,800,000 for the three and twelve months ended December 31, 2006, respectively. (The legal expenses from the arbitration have been excluded from the average daily vessel expense in the table below).

    The following table illustrates the clean fleet Operating Income by vessel type, Average Daily TCE, Number of TCE Revenue Days, Average Daily Vessel Expense and Average Number of Vessels operated by the clean fleet for the three and twelve months ended December 31, 2006 compared to the three and twelve months ended December 31, 2005 (Note:
Amounts for certain vessels sold include the settlement of certain revenues and expenses):


BREAKDOWN BY FLEET
--------------------------------
(In Thousands, Except Daily Rates & Expenses,
Number of Vessels and Number of Days)

                                  For the Three      For the Twelve
                                       Months             Months
                                Ended December 31, Ended December 31,
CLEAN FLEET:                       2006      2005    2006      2005
                                ---------- ----------------- ---------
Products - On Time and Spot
 Charter:
TCE Revenue:(1)
 Products - On Time Charter(2)  $  48,951  $32,077 $201,217  $122,959
 Products - On Spot                 8,437   21,344   46,832    84,690
                                ---------- ----------------- ---------
Total TCE Revenue                  57,388   53,421  248,049   207,649
Vessel Expense                     21,589   16,032   74,002    56,965
Charter Hire Expense:
 Libra Pool Charter Hire
  Expense(3)                          485        -      485         -
 Non-Libra Charter Hire
  Expense(4)                        1,534        -    3,670         -
Depreciation and Amortization       9,620    9,950   40,547    37,024
G&A Allocated to Vessels            1,436    1,221    5,654     4,666
Gain on Disposal of Vessels(3)    (30,104)       -  (30,104)        -
                                ---------- ----------------- ---------
Operating Income                $  52,828  $26,218 $153,795  $108,994
                                ========== ================= =========

----------------------------------------------------------------------
Products - On Time Charter:
Average Daily TCE               $  18,214  $15,999 $ 19,298  $ 17,212
Number of TCE Revenue Days          2,687    2,005   10,427     7,144
----------------------------------------------------------------------
Products - On Spot:
Average Daily TCE               $  22,718  $29,233 $ 27,111  $ 26,973
Number of TCE Revenue Days            347      731    1,703     3,136
Number of Pool Member TCE
 Revenue Days(1)                       25        -       25         -
----------------------------------------------------------------------
Products - On Time and Spot
 Charter:(3)
Average Daily Vessel Expense(5) $   6,143  $ 5,721 $  5,697  $  5,536
Average Daily Non- Libra Charter
 Hire Expense                   $   6,728        - $  4,742  $      -
Average Number of Wholly Owned
 Vessels                             31.3     30.0     31.8      28.4
Average Number of Bareboat
 Chartered-In Vessels                 2.0        -      2.0         -
Average Number of Time
 Chartered-In Vessels                 0.5        -      0.1         -
Average Number of Pool Member
 Vessels                              0.3        -      0.1         -
----------------------------------------------------------------------

    Note: Number of Operating or TCE Revenue Days used to compute Average Daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average Daily Vessel Expenses are computed using the number of days in the period which OMI owned the vessel.

    (1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides additional meaningful information in conjunction with Revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses (except brokerage commissions), whereas under voyage charter contracts the shipowner pays the voyage expenses. TCE Revenue and Expenses includes revenue and expense generated by the Libra product carrier pool. As of December 31, 2006, the Libra pool included 1 of OMI's product carriers (beginning in November 2006) and 1 product carrier (beginning in December 2006) owned by another pool member.

    (2) During the three and twelve months ended December 31, 2006, OMI recognized profit sharing revenue of approximately $1,844,000 and $19,426,000, respectively, compared to $190,000 and $14,922,000 for the three and twelve months ended December 31, 2005, respectively.

    (3) In 2006, 5 product carriers (4 handymaxes and 2 handysize) were delivered from the shipyard: 1 in January, 1 in February, 2 in March and 1 in May. In 2006, 5 product carriers were sold: in March, 2 Panamax vessels were sold and leased back (operating lease) on a bareboat charter arrangement; in October, 1 vessel was sold; in November, 1 vessel was sold and leased back (operating lease) on a time charter arrangement; and in December, 1 vessel was sold and entered into the Libra pool by the new owner. In 2005, 5 product carriers (2 handymaxes and 3 handysize) were delivered from the shipyard: 1 in January, 1 in March, 1 in May, and 2 in July.

    (4) During 2006, OMI sold 3 product carriers in sale and leaseback transactions; 2 were bareboat chartered back in April 2006, with charters expiring in April and July 2010, and 1 was time chartered back in November 2006, with its charter expiring in November 2009.

    (5) The average daily vessel expense for the three and twelve months ended December 31, 2006, excludes amounts for legal fees and expenses from an unsuccessful arbitration claim against an insurer of approximately $2,700,000 and $3,800,000, respectively, from the computation of daily expense.

    EXHIBIT 1

    FLEET REPORT

    Our fleet currently comprises 44 wholly owned and chartered -in vessels, and excludes vessels sold in the first quarter of 2007 which were not chartered back (the ASHLEY and the SEINE) aggregating approximately 3.4 million dwt. Additionally, the Company has 2 product carriers under construction with 2009 delivery dates. The Company's fleet below comprises 7 owned and 6 chartered-in Suezmaxes (not including non-OMI vessels operating in the Gemini Pool) and 27 owned and 4 chartered-in product carriers (not including non-OMI vessels in the Libra Pool):

                            Type      Year                Charter
Name of Vessel            of Vessel   Built      Dwt     Expiration
------------------------- --------- --------- ---------- ----------
CRUDE OIL FLEET:
-------------------------

Wholly-Owned:
-------------------------
ARLENE                    Suezmax       2003    165,293    SPOT
INGEBORG                  Suezmax       2003    165,293    Aug-09
DELAWARE                  Suezmax       2002    159,452    May-12  (P)
DAKOTA                    Suezmax       2002    159,435    SPOT
ADAIR                     Suezmax       2003    159,199    Aug-09
ANGELICA                  Suezmax       2004    159,106    SPOT
JANET                     Suezmax       2004    159,100    SPOT
                                              ----------
                                              1,126,878
                                              ----------
Time Chartered-in and
Expiration of Charter:(1)
-------------------------
HS ALCINA (Aug. 2009)     Suezmax       2001    160,183    SPOT
CAPE BANTRY (Sept. 2011)  Suezmax       2000    159,999    SPOT
CAPE BASTIA (June 2012)   Suezmax       2005    159,156    Mar-09
CAPE BONNY (Sept. 2012)   Suezmax       2005    159,062    May-10
OLIVER JACOB (June 2010)  Suezmax       1999    157,327    SPOT
MAX JACOB (Dec. 2009)     Suezmax       2000    157,327    May-12  (P)
                                              ----------
                                                953,054
                                              ----------

Total Crude Oil Fleet                         2,079,932
                                              ----------

CLEAN FLEET:
-------------------------

Wholly-Owned:
-------------------------
NECHES                    Handymax      2000     47,052    Oct-10
SAN JACINTO               Handymax      2002     47,038    Apr-08
MOSELLE                   Handymax      2003     47,037    Feb-09
GUADALUPE                 Handymax      2000     47,037    Apr-08
AMAZON                    Handymax      2002     47,037    Apr-08
THAMES                    Handymax      2005     47,036    Oct-07
ROSETTA                   Handymax      2003     47,015    Mar-09
PLATTE                    Handymax      2006     46,955    Jun-09
LAUREN                    Handymax      2005     46,955    Dec-07  (P)
JEANETTE                  Handymax      2004     46,955    Feb-08  (P)
HORIZON                   Handymax      2004     46,955    Dec-08
KANSAS                    Handymax      2006     46,922    Apr-09  (P)
REPUBLICAN                Handymax      2006     46,893    May-09  (P)
WABASH                    Handymax      2006     46,893    Mar-08  (P)
BRAZOS                    Handymax      2005     46,889    Dec-08
ORONTES                   Handysize     2002     37,383    May-10
OHIO                      Handysize     2001     37,278    May-10
GARONNE                   Handysize     2004     37,278    Apr-09  (P)
LOIRE                     Handysize     2004     37,106    Feb-09  (P)
FOX                       Handysize     2005     37,006    May-10  (P)
RHINE                     Handysize     2006     36,993    Sep-08  (P)
TEVERE                    Handysize     2005     36,990    Jul-10  (P)
SAONE                     Handysize     2004     36,986    Jul-09  (P)
TRINITY                   Handysize     2000     35,834    Mar-10
MADISON                   Handysize     2000     35,828    Mar-10
RHONE                     Handysize     2000     35,775    May-07  (P)
CHARENTE                  Handysize     2001     35,751    Sep-08  (P)
                                              ----------
                                              1,144,877
                                              ----------

Time chartered-in and
Expiration of Charter:(2)
-------------------------
KING EDWARD (Nov. 2009)   Handysize     2004     37,384     SPOT
KING ERNEST (Feb.         Handysize                         SPOT
 2010)(3)                               2004     37,178
                                              ----------
                                                 74,562
                                              ----------

Bareboat chartered-in and
Charter Expiration:(4)
-------------------------
TAMAR (July 2010)         Panamax       2003     70,362    Jul-08
OTTAWA (April 2010)       Panamax       2003     70,297    Apr-08
                                              ----------
                                                140,659
                                              ----------

Total Clean Fleet                             1,360,098
                                              ----------

Total Fleet                                   3,440,030
                                              ----------


Vessels Under                         Est.
 Construction              Type of  Delivery              Charter
Contracts ( CIP):          Vessel     Date       Dwt     Expiration
------------------------- --------- --------- ---------- -------------
TBD                       Handysize Jan. 2009    37,000     n/a
TBD                       Handysize Mar. 2009    37,000     n/a
                                              ----------
Total CIP                                        74,000
                                              ----------

                                              ----------
Total Fleet with CIP                          3,514,030
                                              ==========

    (P): Time charters with profit sharing.

    (1) The charter hire expense for HS ALCINA is based on the vessels earnings in the Gemini Pool (Spot Market). The average charter hire expense (net of the amortized gain for the vessels that were sold and leased-back) is approximately $25,500 per day.

    (2) The average charter hire expense (net of the amortized gain for the vessels that were sold and leased-back) is approximately
$8,300 per day.

    (3) The KING ERNEST (formerly the GANGES) was sold and leased-back in February 2007.

    (4) The average charter hire expense (net of the amortized gain for the vessels that were sold and leased-back) is approximately
$5,500 per day.

    FORWARD-LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and is intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plans," "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements sometimes include, without limitation: management's current views with respect to certain future events and performance, estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when vessels may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related off-hire days; estimate of time charter and time charter equivalent rates being achieved by our vessels, estimates of capital requirements and the sources of the funding and other factors discussed in OMI's filings to the SEC from time to time.

    Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability, claims, demurrage, the affect on rates of future voyages and cost of financing.

    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

    CONTACT: OMI Corporation
             Merete Serck-Hanssen, 203-602-6773